UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 23, 2009
AMKOR TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1900 SOUTH PRICE ROAD
CHANDLER, AZ 85286
(Address of Principal Executive Offices, including Zip Code)
(480) 821-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On October 23, 2009, Amkor Technology, Inc., Toshiba Corporation and Nakaya Microdevices Corporation (“NMD”) issued a joint press release announcing that they had signed definitive agreements for the formation of a joint venture to provide semiconductor assembly and final testing services in Japan.
Amkor and Toshiba are expected to acquire 30% and 10% of the common shares of NMD for approximately 1.5 billion JPY (approximately $17 million) and 0.5 billion JPY (approximately $6 million), respectively. NMD will change its name to J-Devices Corporation. J-Devices is expected to borrow approximately 8.5 billion JPY (approximately $95 million) in new debt financing and to acquire the back-end process business of Toshiba LSI Package Solutions Corporation (“TPACS”), which is a Japan-based semiconductor packaging company wholly owned by Toshiba, and certain system LSI and memory back-end process and wafer probing equipment from TPACS and Toshiba for approximately 8.7 billion JPY (approximately $97 million). J-Devices is also expected to enter into a supply agreement, a license agreement, support services agreements and various other agreements with Toshiba and TPACS. TPACS’ employees working for the transferred business are expected to be seconded to J-Devices for a year and then transfer to J-Devices.
Amkor is expected to acquire certain assembly and test equipment from Toshiba and TPACS for approximately 4.0 billion JPY (approximately $45 million) and lease such equipment to J-Devices. The lease would have a three-year term with aggregate annual rental payments of approximately 1.1 billion JPY (approximately $12 million) plus a finance charge equal to the Tokyo Interbank Offered Rate plus 2.8%, insurance and taxes. J-Devices would also have an option to purchase the equipment at the end of the lease term for approximately 1.0 billion JPY (approximately $11 million). J-Devices is also expected to enter into procurement, sales support and various other agreements with Amkor.
In addition, Amkor is expected to have the right to acquire up to a 60% interest in the common shares of J-Devices in 2012, up to 65.7% in 2014 and up to 80% in 2015 and thereafter. The parties expect to enter into a shareholders’ agreement under which significant actions would require unanimous board or unanimous shareholder consent, unless Amkor exercises all of its options to acquire additional shares. Mr. Yoshifumi Nakaya, President and CEO of NMD, will serve as the representative director of J-Devices so long as the ownership percentage of the original shareholders of NMD is greater than or equal to 30% and Mr. Nakaya meets certain performance standards. In certain circumstances, generally if Amkor has exercised certain of the foregoing purchase rights and the other investors so request, Amkor is expected to have the obligation to purchase up to an additional 10% and 20% of the common shares in 2014 and 2015, respectively, and thereafter. The purchase price for any additional common shares would be a formula price based on a multiple of EBITDA and net asset value.
Amkor is expected to account for its initial investment in J-Devices using the equity method.

The closing under the definitive documents is expected to take place on October 30 and is subject to customary closing conditions, including receipt of debt financing.
A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

99.1	Text of Press Release dated October 23, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amkor Technology, Inc.
Date: October 23, 2009	/s/ Gil C. Tily
Gil C. Tily
Executive Vice President & Chief Administrative Officer

EXHIBIT INDEX:

Exhibit	Description
99.1	Text of Press Release dated October 23, 2009.